Exhibit 10.34

February 16, 2001


FirstName  LastName
Address 1
Address 2
City   State   PostalCode


Dear Note Holder,

As you know, Spectrum was unable to repay the $25,000 Private Placement Note due to you on March 31, 2000, as originally planned. Under the terms of your Note, the unpaid interest at March 31, 2000 of $1,250 was added to the principal, the interest rate increased to 15%, and 2,500 additional penny warrants for the purchase of Spectrum restricted common stock were issued for each month the principal remained unpaid, up to a maximum of six months. The Note goes silent with respect to default remedies after September 30, 2000.

You or your broker has already received the additional penny warrants for the purchase of 15,000 shares, which expire on March 31, 2001, as well as interest at 15% through Decernber 31, 2000. Spectrum would prefer to clear the default on these Notes as quickly as possible and desires to treat all the Note holders fairly and equally. However, the Company is not in a position to retire all of these Notes at this time due to severe cash flow restraints.

To address the cash flow restraints, the Company is currently putting the finishing touches on a three-year Business Plan that will also serve as a Private Placement Memorandum for a new round of equity investment. While management remains confident that the Private Placement Memorandum will enable us to secure the additional working capital needed, we believe the best solution for the Note holders and the Company is to convert the Notes into equity. Attached is a Confidentiality Agreement that must be signed by you and returned to our offices, if you would like to receive a copy of our Business Plan. The Business Plan will allow you to evaluate the following offer:

Spectrum is offering each Note holder the opportunity to convert his or her Note into additional shares of restricted stock at $0.25 per share. That per share price puts a market value on Spectrum of only $11.2 million, a figure that management believes is far below the true value of the business. It also represents a 45% discount from the average closing price during January, which is also well below what management feels is a reasonable valuation. In your case, this would equate to an additional 105,000 shares ($26,250 / $0.25) in exchange for the cancellation of your Note.

Alternatively, Spectrum can offer a three-year payment plan with interest only for year one at the original interest rate under your Note of 1O% and principal and interest payments thereafter. This option will also include the resumption of monthly common stock purchase warrants in the amount of 10% of the unpaid principal, retroactive to October 1, 2000, at the closing bid price on the last trading day of the quarter. These monthly warrants will continue until your Note is paid in full, and will be issued once per quarter. Attached is an amortization schedule which details the warrants, interest and principal payments should you choose to select this option. The previous commitment to immediately repay the unpaid principal and interest on your Note in the event of(1) the sale or merger of Spectrum, (2) the raising of additional equity capital of $1,000,000 or more, or (3) the refinancing of any Spectrum debt in the net amount of $1,000,000 or more remains.

The final alternative is to remain where you are, with a Note in default, bearing interest at 15%. In this case, we will continue to make quarterly interest payments at 15% on your Note. Given that these Notes represent Spectrum's highest-cost debt, the Company remains highly motivated to retire them. However, by necessity, your Note remains subordinated to the Company's bank debt and the ongoing working capital requirements to run the business.

Considering the restrictions on our cash flow, and management's belief that the business is worth far more than $0.25 per share, it is our hope that you will elect to convert your Note into Spectrum restricted shares. Please return the Confidentiality Agreement at your earliest convenience if you would like to review our Business Plan in deliberation of this offer.

Thank you for your investment in Spectrum and your patience while we work our way through these issues. Further information regarding the Company's financial performance, including the third quarter 10-Q filed with the SEC, can be found at www.freeEDGAR.com. The Company's ticker symbol is SPOP. We appreciate your continued support.


Sincerely,



Robert B. Fowles
Chief Financial Officer


Enclosures:    Confidentiality Agreement
               Conversion Election Form & Amortization Schedule

               Spectrum Organic Products Confidentiality Agreement
               ---------------------------------------------------
                                                               February 17, 2001

Mr. Potential Investor:


In connection with your efforts to evaluate a potential transaction with Spectrum Organic Products, Inc. (the "Company"), you have requested information concerning the Company. As a condition to our furnishing you with such information, you agree to treat any information concerning the Company (whether prepared by the Company, its advisors or otherwise) which is furnished to you by or on behalf of the Company (herein collectively referred to as the "Confidential Material") in accordance with the provisions of this letter and to take or abstain from taking certain actions as set forth herein.

The term "Confidential Material" does not include information which (1) is already in your or your subsidiaries possession, provided that such information is not known by you to be subject to another confidentiality agreement, is or
(2) becomes generally available to the public, other than as a result of a disclosure by you or your agents, directors, employees or advisors, or (3) becomes available to you or your subsidiary on a non-confidential basis from a source other than the Company or its representatives, provided that such source is not known to be bound by a confidentiality agreement with an obligation of secrecy to the Company or another person, or (4) is independently developed by you or your subsidiary.

You hereby agree that the Confidential Material will be used solely for the purpose of evaluating a possible transaction with the Company, and that such information will be kept confidential by you and your representatives and agents (it being understood that such r.epresentatives and agents shall be informed by you of the confidential nature of such information and shall be directed by you to treat such information confidentially). In addition, without prior written consent of the Company, you will. not, and will direct your representatives and agents not to, disclose to any person either the fact that discussions or negotiations are taking place regarding a possible transaction with the Company, or any terms, conditions or any other facts with respect to such possible transaction, including the status thereof.

In the event that you or your representatives or agents are requested or required in ajudicial, administrative or government proceeding to disclose any Confidential Material, you agree that you will cooperate with the Company and provide the Company with prompt notices of such request, so that the Company may seek an appropriate protective order.

You agree that without the prior written consent of the Company, for a period of two years from the date hereof, neither you nor any of your affiliates, representatives, agents, employees or directors will disclose to anyone, or make use of, any of the nonpublic information contained in the Confidential Material or any additional information disclosed to you by the Company, or its representatives and agents. either orally or in writing, except for the transaction contemplated by this Agreement.

                         Spectrum Organic Products, Inc.          2


In the event that you do not proceed with the transaction which is the subject of this Agreement within a reasonable time, you shall promptly, upon written request, redeliver to the Company all written Confidential Material and any other written material containing or reflecting any information in the Confidential Material (whether prepared by the Company, its representatives or agents, or otherwise) and will not retain any copies, extracts or other reproductions in whole or in part of such material. All documents, memoranda, notes and other written material whatsoever prepared by you or your representatives or agents based on the information in the Confidential Material shall be destroyed and such destruction shall be certified in writing to the Company by an authorized officer.

Although the Company will endeavor to include in the Confidential Material information known to it which it believes to be relevant for the purpose of your investigation, you understand that the Company will not make any representations or warranties as to the accuracy or completeness of the Confidential Material. You agree the Company shall not have any liability to you or any of your representatives or advisors resulting from the use of the Confidential Material.

You agree that unless and until a definitive agreement between you and the Company with respect to any transaction referred to in this agreement has been executed and delivered, neither you nor the Company or its representatives and / or agents will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this or any other written or oral expression by any of its representatives or agents, except for the matters specifically agreed to herein. This agreement may not be modified or waived unless done so by a separate written agreement executed by you and the Company.

You agree that if you fail to comply with the terms of this confidentiality agreement, the Company may suffer irreparable harm that may not be adequately compensated by monetary damages. Accordingly, you agree that in the breach of this agreement, the Company shall be entitled to injunctive or other preliminary or equitable relief, in addition to such other remedies as may be available to the Company for such breach, includittg damages. in the event of any action at law or in equity to enforce the provisions of the agreement, the unsuccessful party shall pay to the other party all reasonable costs and expenses incurred by the prevailing party, including reasonable attorney's fees. This letter shall be governed by the laws of the State of California.

This agreement contains the sole and entire agreement between the parties relating to the release of information concerning the Company; any representations, promise or conditions not contained ~ierein, or any amendment hereto, shall not be binding on either party unless it is made in a subsequent written agreement signed by an authorized representative of the party to be bound thereby.

                                            Confirmed and agreed to:
Spectrum Organic Products, Inc.


By:  /s/                                    By:  /s/
   ----------------------------                -------------------------------
          Robert B. Fowles                           Mr.
          Chief Financial Officer
          February 17, 2001                 this   day of             2001

                         SPECTRUM ORGANIC PRODUCTS, INC.



           ELECTION TO CONVERT UNSECURED SUBORDINATED PROMISSORY NOTE


     Spectrum Organic Products, Inc. (the Company") is the new name for the legal entity formerly known as Organic Food Products, Inc. ("OFPI"). The undersigned is the holder of an unsecured subordinated promissory note ("the Note') executed by OFPI, dated Octobdr 6, 1999, in the amount of $25,000, bearing interest at 10%. As of April 1, 2000 the Company was in default under the terms of the Note. As a result of the default, the accrued interest through March 31, 2000 was added to the principal, the interest rate was raised to 15%, and the undersigned was granted an additional 2,500 warrants to purchase restricted common stock of the Company at $01 per share for each month the principal remained unpaid, up to a maximum of six months. After September 30, 2000 the Note goes silent regarding default remedies.

     The undersigned acknowledges that he has received in full the additional 15,000 common stock warrants under the default, and payments totaling $2,953. 13, representing interest for the nine months ended December 31, 2000 at 15%, calculated on the principal and accrued interest balance at March 31, 2000 of $26,250.

     The Company and the undersigned desire to convert the Note under one of the following options, and the undersigned, for value acknowledged and received, hereby irrevocably elects to surrender his interest and rights under the Note in exchange for the following (check one):

     [ ] Conversion to additional shares of the Company's restricted common stock, at $0.25 per share. By selecting this option, the Company will cause to be issued to the undersigned 105,000 shares of restricted common stock as soon as practicable after receipt of this election form, properly completed, at the Company offices.

     [ ] Acceptance of a quarterly payment stream and common stock purchase warrants in accordance with the attached amortization schedule, which calls for payment in full of the principal balance of $26,250, plus interest thereon at 10%, to be repaid over three years beginning January 1, 2001, with interest only for the first year. By selecting this option, the Company will follow the attached amortization schedule until both principal and interest are paid in full, which will be the earlier of (1) December 31, 2003, (2) the sale or merger of the Company, (3) the raising of additional equity capital of $1,000,000 or more, or (4) the refinancing of debt in a net amount of $1,000,000 or more.


Dated                                     Signature
     ------------------------                      ----------------------------

                                       Printed Name
                                                   ----------------------------

                                            Address
                                                   ----------------------------

                                                   ----------------------------

                                                   ----------------------------



                 PRIVATE PLACEMENT NOTE AMORITIZATION SCHEDULE


Quarterly Principal & Interest Payment $3,661.02                                                        Common
Interest Rate:                              10.0%                                                       Stock
                                                                                                        Purchase   Date       Date
                                                                                 Total        Unpaid    Warrants Warrants   Warrants
                                            Date      Principal     Interest    Payment       Balance   Granted*  Issued     Expire
                                            ----      ---------     --------    -------       -------   -------   ------     ------
   Balance Forward @   12/31/2000         12/31/00                                           $26,250.00   7,500   03/31/01  12/31/03
                       payment#     1     03/31/01      --         $  656.25   $   656.25     26,250.00   7,500   03/31/01  12/31/03
                                    2     06/30/01      --            656.25       656.25     26,250.00   7,500   06/30/01  12/31/03
                                    3     09/30/01      --            656.25       656.25     26,250.00   7,500   09/30/01  12/31/03
                                    4     12/31/01      --            656.25       656.25     26,250.00   7,500   12/31/01  12/31/03
                                    5     03/31/02   $ 3,004.77       656.25     3,661.02     23,245.23   7,000   03/31/02  12/31/03
                                    6     06/30/02     3,079.89       581.13     3,661.02     20,165.34   6,000   06/30/02  12/31/03
                                    7     09/30/02     3,156.89       504.13     3,661.02     17,008.45   5,100   09/30/02  12/31/03
                                    8     12/31/02     3,235.81       425.21     3,661.02     13,772.64   4,100   12/31/02  12/31/03
                                    9     03/31/03     3,316.70       344.32     3,661.02     10,455.94   3,100   03/31/03  12/31/03
                                    10    06/30/03     3,399.62       261.40     3,661.02      7,056.32   2,100   06/30/03  12/31/03
                                    11    09/30/03     3,484.61       176.41     3,661.02      3,571.71   1,100   09/30/03  12/31/03
                                    12    12/31/03     3,571.71        89.31     3,661.02          0.00     --
                                                     ----------    ---------   ----------    ----------  ------
                                                     $26,250.00    $5,663.16   $31,913.16                66,000
                                                     ----------    ---------   ----------                ------



* At closing bid price on the last trading day of the quarter.
